Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Oshkosh Corporation and subsidiaries and the effectiveness of Oshkosh Corporation’s internal control over financial reporting dated November 22, 2016, appearing in the Annual Report on Form 10-K of Oshkosh Corporation for the year ended September 30, 2016.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
May 10, 2017